                                                                   EXHIBIT 12.1



                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             ($ in millions of U.S. Dollars except ratios)


                                      Three Months Ended March 31.
                                      -----------------------------                     Fiscal Year Ended December 31,
                                      Pro Forma   -----------------    Pro Forma  ------------------------------------------
                                        1996       1996     1995         1995      1995      1994     1993     1992    1991
                                      ---------   -----------------    ---------  ------------------------------------------
Earnings
  Earnings before Taxes
    on Income                          $ 70.0     $102.0   $ 88.0       $243.0    $409.0    $ 65.0   $170.0   $180.0  $277.0
                                      =========   =================    =========  ==========================================

Fixed Charges
  Interest Expense                     $ 75.0     $ 43.0   $ 34.0       $329.0    $135.0    $106.0   $ 38.0   $ 47.0  $ 80.0
  Amortization of debt issue costs        6.0        3.0      --          18.0       2.0       3.0
  Portion of rentals representative
    of interest factor                    8.0        6.7      7.4         40.3      29.7      28.0     15.7     17.3    17.0
                                      ---------   -----------------    ---------  ------------------------------------------
      Total Fixed Charges                89.0       52.7     41.4        387.3     166.7     137.0     53.7     64.3    97.0
                                      ---------   -----------------    ---------  ------------------------------------------

Earnings Available for
  Fixed Charges                        $159.0     $154.7   $129.4       $630.3    $575.7    $202.0   $233.7   $244.3  $374.0
                                      =========   =================    =========  ==========================================

Ratio of Earnings to
  Fixed Charges                           1.8        2.9      3.1          1.6       3.5      1.5       4.2     3.8      3.8
                                      =========   =================    =========  ==========================================